Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer
		412.856.0363

RELEASE DATE: July 25, 2019

STANDARD AVB FINANCIAL CORP. ANNOUNCES SECOND QUARTER EARNINGS

AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – July 25, 2019 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank PaSB, announced earnings for the quarter ended June 30, 2019 of $2.1 million, or $0.45 per basic share, compared to $2.5 million, or $0.54 per basic share, for the quarter ended June 30, 2018. The Company’s annualized return on average assets and average equity were 0.85% and 6.00%, respectively, for the quarter ended June 30, 2019 compared to 1.02% and 7.50%, respectively, for the quarter ended June 30, 2018.

For the six months ended June 30, 2019, net income was $4.3 million, or $0.92 per basic share compared to $4.7 million, or $1.01 per basic share for the six months ended June 30, 2018. The Company’s annualized return on average assets and average equity were 0.88% and 6.17%, respectively, for the six months ended June 30, 2019 compared to 0.96% and 7.03%, respectively, for the six months ended June 30, 2018.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of August 5, 2019 and will be paid on August 19, 2019.

Timothy K. Zimmerman, CEO, stated, “Results for the quarter reflect a very challenging operating environment. The combination of a partially inverted U.S. Treasury yield curve and an intensely competitive market for loans and deposits has compressed the interest rate margin. We are remaining competitive while continuing to maintain discipline and structure with our pricing models. Repositioning of the loan portfolio to emphasize commercial real estate and business lending has continued while the percentage of residential loans sold in the secondary market has increased. Asset quality and control of non-interest expenses were strong points for the quarter.”

Total assets at June 30, 2019 increased $18.4 million, or 1.9% to $990.2 million, from $971.8 million at December 31, 2018. The increase in total assets included an increase in investment securities of $14.8 million, or 9.8%, and an increase in loans receivable of $4.8 million, or 0.7%.

Total deposits at June 30, 2019 increased by $18.3 million, or 2.6% to $736.2 million from $717.9 million at December 31, 2018. The increase resulted from increases in money market and interest-bearing checking accounts, partially offset by decreases in savings and non-interest-bearing checking accounts. Borrowed funds decreased by $4.5 million, or 4.1% to $107.1 million from $111.6 million at December 31, 2018. The decrease was primarily due to the repayment of maturing long term advances and pay downs on both amortizing long term advances and the overnight borrowing line, partially offset by new advances entered into during the period.

Stockholders’ equity of $141.5 million at June 30, 2019 increased by $3.7 million, or 2.7% from $137.9 million at December 31, 2018. The increase is the result of net income earned during the period as well as an increase in accumulated other comprehensive income, partially offset by dividends paid.

Net interest income was $7.2 million for the three months ended June 30, 2019 compared to $7.4 million for the three months ended June 30, 2018. The net interest margin for the three months ended June 30, 2019 was 3.12%, compared to 3.23% for the same period in the prior year. Net interest income was $14.3 million for the six months ended June 30, 2019, compared to $14.8 million for the six months ended June 30, 2018. The net interest margin for the six months ended June 30, 2019 was 3.17%, compared to 3.25% for the same period in the prior year. The decreases in net interest income and the net interest margin for both periods were primarily due to an increase in the cost of interest-bearing deposits as well as a decrease in the average balance of loans receivable. These decreases were partially offset by a decrease in the average balance of borrowed funds and an increase in the yield on interest-earning assets.

A provision for loan losses of $181,000 was recorded for the three months ended June 30, 2019, compared to $175,000 for the three months ended June 30, 2018. A provision of $290,000 was recorded for the six months ended June 30, 2019, compared to $175,000 for the six months ended June 30, 2018. Non-performing loans at June 30, 2019 were $2.5 million, or 0.34% of total loans compared to $2.7 million, or 0.37% of total loans at December 31, 2018.

Noninterest income totaled $1.1 million for the quarter ended June 30, 2019, compared to $1.3 million for the quarter ended June 30, 2018. Noninterest income was $2.2 million for the six months ended June 30, 2019 compared to $2.4 million for the six months ended June 30, 2018. The decreases in noninterest income for both periods were primarily the result of decreases in net equity securities fair value adjustment gains as well as decreases in service charges partially offset by increases in loan sale gains. There were no gains on the sales of equity securities during either the three month or six month periods in 2019 compared to the same periods in the prior year.

Noninterest expenses totaled $5.4 million for the quarters ended June 30, 2019 and June 30, 2018. The 2019 quarter included higher compensation and employee benefits partially offset by decreases in other operating expenses, premises and occupancy expenses and core deposit amortization. For the six months ended June 30, 2019, noninterest expenses totaled $10.9 million compared to $11.1 million for the six months ended June 30, 2018. Increases in compensation and benefits for the six month period ended June 30, 2019 were more than offset by the severance payment included in the comparable 2018 period as well as lower other operating expenses, core deposit amortization and premises and occupancy expenses.

Standard AVB Financial Corp., with total assets of $990.2 million at June 30, 2019, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

OPERATIONS DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest and Dividend Income	$9,501	$9,195	$18,813	$18,234
Interest Expense	2,338	1,809	4,501	3,441
Net Interest Income	7,163	7,386	14,312	14,793
Provision for Loan Losses	181	175	290	175
Net Interest Income after Provision for Loan Losses	6,982	7,211	14,022	14,618
Noninterest Income	1,093	1,276	2,231	2,358
Noninterest Expenses	5,390	5,355	10,857	11,108
Income before Income Tax Expense	2,685	3,132	5,396	5,868
Income Tax Expense	587	638	1,130	1,214
Net Income	$2,098	$2,494	$4,266	$4,654

Earnings Per Share - Basic	$0.45	$0.54	$0.92	$1.01
Earnings Per Share - Diluted	$0.44	$0.53	$0.90	$0.98
Annualized Return on Average Assets	0.85%	1.02%	0.88%	0.96%
Average Assets	$984,482	$980,242	$976,772	$980,161
Annualized Return on Average Equity	6.00%	7.50%	6.17%	7.03%
Average Equity	$140,239	$133,406	$139,431	$133,520
Efficiency Ratio	63.64%	60.72%	63.72%	63.07%
Net Interest Spread	2.78%	2.96%	2.83%	2.99%
Net Interest Margin	3.12%	3.23%	3.17%	3.25%
Annualized Noninterest Expense to Average Assets	2.20%	2.19%	2.24%	2.29%

FINANCIAL CONDITION DATA:	June 30,	December 31,
	2019	2018
Total Assets	$990,152	$971,796
Cash and Cash Equivalents	17,062	16,207
Investment Securities	165,720	150,937
Loans Receivable, Net	733,781	728,982
Deposits	736,216	717,874
Borrowed Funds	107,075	111,624
Total Stockholders' Equity	141,546	137,890

Book Value Per Share	$29.66	$28.65
Tangible Book Value Per Share	$23.79	$22.76

Allowance for Loan Losses	$4,494	$4,414
Non-Performing Loans	$2,489	$2,730
Allowance for Loan Losses to Total Loans	0.61%	0.60%
Allowance for Loan Losses to Non-Performing Loans	180.55%	161.68%
Non-Performing Assets to Total Assets	0.30%	0.33%
Non-Performing Loans to Total Loans	0.34%	0.37%